Board Resolutions

RESOLUTIONS OF THE BOARD OF DIRECTORS OF ORIENTAL NONFERROUS METALS TECHNOLOGY CO., LTD. duly and effectively passed in accordance with the laws of Cayman Islands and with Company constitution on March 10th, 2012.

RESOLVED:

1. The Board of Directors makes the resolution of appointing Mr. Sun Jianhua as the ACTING CFO of the Cayman parent company.
2. The company will find the qualified CFO ASAP to replace Jenny Xu.

CERTIFICATE

I/We, the undersigned, hereby certify that the forgoing is a full, true and correct copy of the resolutions duly and regularly passed and adopted by the Board of Directors of our Company on the date stated therein; That the said resolutions appear in the minutes of our Company, and that the same have not been rescinded or modified and are now in full force and effect. I /We, the undersigned, further certify that our Company is duly organized and existing, and has the power to take the action called for in the forgoing resolutions.

Director Name: Wang Yuhu

Name:

Date 2012.3.9

Director Name: Wang Zhiguo

Name:

Date 2012年3月9日

Director Name: Eli Polatinsky

Name:

Date 9/3/2012